Exhibit 99.(m)

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

Evermore Global Value Fund

Evermore European Value Fund

Effective November 30, 2009

This Distribution and Shareholder Services Plan (the “Plan”), is adopted in accordance with Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by Evermore Funds Trust, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust”), in respect of the Evermore Global Value Fund and the Evermore European Value Fund (each, a “Series” of the Trust and a “Fund”) subject to the following terms and conditions:

Section 1. Distribution Agreements; Servicing Agreements; Annual Fee.

(a) Distribution Agreements. Any officer of the Fund is authorized to execute and deliver, in the name and on behalf of the Fund written agreements providing for distribution of shares of beneficial interest in the Fund, par value [$.01] per share (the “Shares”), that are duly approved by the Fund’s Board of Trustees (the “Distribution Agreements”) with organizations (each a “Service Organization”) providing distribution or other shareholder services (“Services”) to the Fund, including but not limited to institutional shareholders of record of the Fund’s Shares. Pursuant to the Distribution Agreements, the Service Organizations will be paid an annual fee for providing the Services.

(b) Servicing Agreements. Any officer of the Fund is authorized to execute and deliver, in the name and on behalf of the Fund written agreements for services to be provided to holders of Shares of the Fund that are duly approved by the Fund’s Board of Trustees (the “Servicing Agreements”) with Service Organizations. Pursuant to the Servicing Agreements, the Service Organizations will be paid an annual fee for providing certain shareholder servicing, administrative and accounting services to their customers or clients who beneficially own Shares of the Fund (“Customers”).

(c) Distribution and Servicing Fees for Class A and C Shares. The Fund may expend an aggregate amount on an annual basis not to exceed 0.25% of the value of the Fund’s average daily net assets attributable to its Class A Shares only for distribution services provided under the Plan.  The Fund may expend an aggregate amount on an annual basis not to exceed 0.75% of the value of the Fund’s average daily net assets attributable to its Class C Shares for distribution services provided under the Plan and 0.25% of the value of the Fund’s average daily net assets attributable to its Class C Shares for shareholder services.

(d) Payment of Fees. [The Distribution and Servicing Fees will be calculated daily and paid monthly by a Fund with respect to the foregoing classes of the Fund’s shares (each a “Class” and together the “Classes”) at the annual rates indicated above.]

Section 2. Services

The annual fee paid to the Service Organizations under Section 1 hereof by the Fund will compensate Service Organizations to cover certain expenses incurred by each Class of the Fund primarily intended to result in the sale of such Class for such time as the Fund is open to new and/or existing investors (including for the retention of assets within the Fund) or to provide other shareholder servicing, administrative and accounting services, including, but not limited to, (a) costs of payments made to employees that engage in the distribution of shares; (b) payments made to, and expenses of, persons who provide support services in connection with the distribution of shares, including, but not limited to, office space and equipment, telephone facilities, answering routine inquiries regarding the Fund, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Fund’s transfer agent; (c) costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotion and television, radio, newspaper, magazine and other mass media advertising; (d) costs of printing and distributing prospectuses, statements of additional information and reports of the Fund to prospective shareholders of the Fund; (e) costs involved in preparing, printing and distributing sales literature pertaining to the Fund; (f) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Fund may, from time to time, deem advisable; (g) aggregating and processing purchase and redemption requests from Customers and placing net purchase and redemption orders with the Fund’s distributor or transfer agent; (h) providing Customers with a service that invests the assets of their accounts in Shares of the Fund; (i) processing dividend payments from the Fund on behalf of Customers; (j) providing information periodically to Customers showing their position in Shares of the Fund; (k) arranging for bank wires; (l) responding to Customer inquiries relating to the services performed by it; (m) providing sub-accounting with respect to Shares in the Fund beneficially owned by Customers or the information to the Fund necessary for sub-accounting; (n) forwarding shareholder communications from the Fund (for example, proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Customers, if required by law; and (o) providing other similar services to the extent permitted under applicable statues, rules and regulations.  During any period in which a Fund is closed to new investors, each Service Organization may be compensated only for expenses related to the retention of shareholders in the Fund, including the reinvestment of dividends and for shareholder servicing, administrative and accounting services provided by it to shareholders.  Payments to Service Organizations during periods when a Fund is closed to new investors shall not include compensation for marketing, sales materials or advertising activities.  Payments by the Fund with respect to Class A shares shall only be made to Service Organizations in respect of distribution activities.

Section 3. Approval of Shareholders.

The Plan will not take effect, and no fee will be payable in accordance with Section 1 of the Plan, with respect to any Class of the Fund until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of the

Class. The Plan will be deemed to have been approved with respect to the Class so long as a majority of the outstanding voting securities of the Class votes for the approval of the Plan, notwithstanding that: (a) the Plan has not been approved by a majority of the outstanding voting securities of any other Class of the Fund, or (b) the Plan has not been approved by a majority of the outstanding voting securities of the Fund.

Section 4. Approval of Trustees.

The Plan will not take effect and payments under any related agreement will not be made until the Plan and such agreement are approved: (1) by a majority of both (a) the full Board of Trustees of the Fund and (b) those Trustees who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the “Qualified Trustees”), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements; and (2) with respect to changes made to the rights, costs or obligations of any Class that has current shareholders at the time of the approval of this Plan, by a majority of the outstanding voting securities of the shares in that Class.

Section 5. Continuance of the Plan.

The Plan will continue in effect with respect to each Class of the Fund for so long as its continuance is specifically approved at least annually by the Fund’s Board of Trustees in the manner described in Section 4 above.

Section 6. Termination.

The Plan may be terminated at any time with respect to a Class of the Fund (i) by the Fund without the payment of any penalty, by the vote of a majority of the outstanding voting securities of such Class or (ii) by a vote of the Qualified Trustees of the Fund. The Plan may remain in effect with respect to a particular Class of the Fund even if the Plan has been terminated in accordance with this Section 6 with respect to any other Class of the Fund.

Section 7. Amendments.

The Plan may be amended at any time by the Fund’s Board of Trustees, provided that no material amendment to the Plan shall become effective unless approved by the Fund’s Board of Trustees in the manner described in Section 4 above and that the Plan may not be amended to increase materially the amount that may be spent under the Plan without shareholder approval.

Section 8. Selection of Certain Trustees.

While the Plan is in effect, the selection and nomination of the Fund’s Trustees who are not interested persons of the Fund will be committed to the discretion of the Fund’s Trustees then in office who are not interested persons of the Fund.

Section 9. Written Reports.

In each year during which the Plan remains in effect, Evermore Global Advisors, LLC, the Fund’s advisor, will prepare and furnish to the Fund’s Board of Trustees, and the Board will review, at least quarterly, written reports, which sets out the amounts expended under the Plan and the purposes for which those expenditures were made.

Section 10. Preservation of Materials.

The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

Section 11. Meanings of Certain Terms.

As used in the Plan, the terms “interested person” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations thereunder, subject to any exemption that may be granted to the Fund under the 1940 Act by the Securities and Exchange Commission.

Section 12. Limitation of Liability.

It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund, as provided in the Declaration of Trust of the Trust.  The execution and delivery of this Plan has been authorized by the Trustees and by shareholders of the Fund holding at least a majority of the outstanding voting securities and signed by an authorized officer of the Fund, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by the officer shall be deemed to have been made by any of them individually or to impose any liability on any or them personally, but shall bind only the property of the Fund as provided in the Declaration of Trust.

Approved: November 30, 2009